Exhibit 5.1

52 East Gay Street P.O. Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | vorys.com Founded 1909

November 30, 2023

Worthington Steel, Inc.

100 Old Wilson Bridge Road

Columbus, OH 43085

Re:	Worthington Steel, Inc. Non-Qualified Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Worthington Steel, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”) for the purpose of registering $25,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Company and of subsidiaries of the Company which have become participating Employers (as defined in the Worthington Steel, Inc. Non-Qualified Deferred Compensation Plan (the “NQDC Plan”)), under the NQDC Plan. The NQDC Plan is a voluntary, non-tax-qualified, unfunded deferred compensation plan available only to a select group of highly-compensated or management employees of the Company or any subsidiary of the Company which has become a participating Employer in the NQDC Plan.

In addition to the $25,000,000 of Deferred Compensation Obligations being registered pursuant to the Registration Statement, 600,000 common shares, without par value, of the Company (“Common Shares”) are being registered pursuant to the Registration Statement and represent the maximum number of Common Shares that are expected to be distributed in respect of Deferred Compensation Obligations treated as credited to the theoretical Common Shares option within the bookkeeping accounts of participants in the NQDC Plan and to be distributed in the form of whole Common Shares. The Registration Statement also covers an indeterminate number of additional Common Shares that may become distributable under the NQDC Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction or adjustment affecting the Common Shares of the Company.

In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the NQDC Plan; (c) the Company’s Articles of Incorporation, as amended and currently in effect (the “Company’s Articles”); (d) the Company’s Code of Regulations, as currently in effect (the “Company’s Regulations”); and (e) certain corporate records of the Company, including resolutions adopted by the Board of Directors of the Company. We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for the opinions expressed herein.

Ohio    |    Washington, D.C.    |    Texas    |    Pennsylvania    |    California    |    London

November 30, 2023

In our examination of the aforesaid records, documents and certificates, we have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates.

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

As used herein, the phrases “valid and binding obligations” and “validly issued” mean that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code (also known as the Ohio General Corporation Law), and the Company’s Articles and the Company’s Regulations.

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that:

•

the Common Shares to be registered under the 1933 Act pursuant to the Registration Statement and that are expected to be distributed under the NQDC Plan, when distributed in the form of whole Common Shares in accordance with the NQDC Plan, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws; and

•

as and when established in accordance with the terms of the NQDC Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company and of the subsidiaries of the Company which have become participating Employers under the NQDC Plan, enforceable against the Company and such subsidiaries, respectively, in accordance with the terms of the NQDC Plan. The foregoing opinion with respect to the Deferred Compensation Obligations is subject to the limitations, if any, of Title 11 of the United States Code, as amended, and of applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

Members of our firm are admitted to the Bar in the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.

November 30, 2023

This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Deferred Compensation Obligations and the Common Shares covered by the Registration Statement pursuant to the NQDC Plan and the filing of the Registration Statement and any amendments thereto.

Notwithstanding the foregoing, we consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations.

Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.

Sincerely,
/s/ Vorys, Sater, Seymour and Pease LLP

Vorys, Sater, Seymour and Pease LLP